Exhibit No. (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below), dated July 10, 2012, and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser, by Citigroup Global Markets, Inc., the Dealer Manager for the Offer, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

AMYLIN PHARMACEUTICALS, INC.

at

$31.00 Net Per Share

by

B&R ACQUISITION COMPANY,

a wholly-owned subsidiary of

BRISTOL-MYERS SQUIBB COMPANY

B&R Acquisition Company, a Delaware corporation (“Purchaser”), and a wholly-owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), offers to purchase for cash all outstanding shares of common stock, par value $0.001 (“Shares”), of Amylin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at a price of $31.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 10, 2012 (as may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Wells Fargo Bank, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON TUESDAY, AUGUST 7, 2012, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 29, 2012, by and among Parent, Purchaser and the Company (the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser and the Company will merge (the “Merger”) and each issued and outstanding Share (other than Shares owned by Parent, Purchaser or the Company, or by any stockholder of the Company who is entitled to and properly exercises appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any applicable withholding taxes. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the expiration of the Offer, a number of Shares which, together with Shares then owned by Parent and Purchaser (if any), represents a majority of the total number of then outstanding Shares on a fully diluted basis (which total number shall be the number of Shares issued and outstanding plus the number of Shares which the Company would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, but only to the extent then so exercisable, convertible or exchangeable or exercisable, convertible or exchangeable as a result of the consummation of the Offer). The foregoing condition is referred to as the “Minimum Condition.” The Minimum Condition may be waived by Parent and Purchaser only with the prior written consent of the Company. The Offer is also subject to other conditions described in the Offer to Purchase, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the absence of any applicable law or court order prohibiting the consummation of the Offer or the Merger.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, Parent and Purchaser intend to effect the Merger.

After careful consideration, the board of directors of the Company (the “Company Board”), has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option (as defined below) and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders. Accordingly, the Company Board recommends that the Company’s stockholders accept the Offer and tender their Shares to Purchaser in the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, if required by applicable law.

The Company has granted, subject to certain conditions, Purchaser an irrevocable option to purchase (the “Top–Up Option”), at any time prior to the effective time of the Merger, a number of newly-issued Shares equal to the number of Shares that, when added to the number of Shares held by Parent and Purchaser at the time of such exercise, constitutes one Share more than the number of Shares necessary for Purchaser to be merged into the Company pursuant to Section 253 of the DGCL (after giving effect to the issuance of Shares pursuant to the exercise of the Top-Up Option). The Top–Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a “short–form” merger pursuant to applicable Delaware law at a time when the approval of the Merger at a meeting of the Company’s stockholders would be assured because of Parent’s and Purchaser’s ownership of a majority of the Shares following completion of the Offer. The Top-Up Option is not exercisable if the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Shares.

If, after the consummation of the Offer and any exercise of the Top-Up Option, the number of Shares beneficially owned by Parent, Purchaser and their respective subsidiaries collectively represents at least the number of Shares necessary for Purchaser to be merged into the Company pursuant to Section 253 of the DGCL, Parent, Purchaser and the Company will take all necessary and appropriate actions to cause the Merger to be completed as promptly as reasonably practicable after consummation of the Offer, in accordance with Section 253 of the DGCL without convening a meeting of the stockholders of the Company.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market (“Nasdaq”), Purchaser reserves the right to waive or otherwise modify or amend any of the terms and conditions of the Offer; provided that the Minimum Condition and certain other terms and conditions of the Offer described in the Offer to Purchase may be waived or modified by Parent and Purchaser only with the prior written consent of the Company.

The Merger Agreement provides that Purchaser will, so long as neither the Company nor Parent terminates the Merger Agreement in accordance with its terms, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq that is applicable to the Offer. Pursuant to the Merger Agreement, so long as the Merger Agreement has not been terminated in accordance with its terms, Purchaser may extend the Offer for one or more successive periods of up to 10 business days if any conditions to the Offer have not been satisfied or waived. In addition, if any conditions to the Offer have not been satisfied or waived, Purchaser also will be required to extend the Offer until the Outside Date in the same way if requested by the Company. The “Outside Date” means December 31, 2012, unless the only condition to the Offer that has not been satisfied is that relating to required antitrust approvals, in which case the “Outside Date” will automatically be extended until March 31, 2013. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 AM, New York City time, on the next business day after the previously scheduled expiration of the Offer.

Following Purchaser’s acceptance of Shares tendered in the Offer, Purchaser may, without the consent of the Company, provide a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If requested by the Company, Purchaser will, and Parent will cause Purchaser to, make available a Subsequent Offering Period of not less than 5 business days and extend such Subsequent Offering Period for an additional 5 business days; provided that Purchaser will not be required to make available such Subsequent Offering Period or extend such Subsequent Offering Period if Parent and Purchaser, directly or indirectly, own at least 90% of the outstanding Shares prior to the commencement of such Subsequent Offering Period (after taking into account the exercise of the Top-Up Option). No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. If Purchaser elects to provide for a Subsequent Offering Period, it will announce the Subsequent Offering Period by issuing a press release to a national news service prior to 9:00 AM, New York City time, on the next business day after the Expiration Date.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, tenders of Shares are irrevocable. For a withdrawal of Shares to be effective, the Depositary must receive at one of its addresses set forth on the back cover of the Offer to Purchase a written or facsimile transmission notice of withdrawal before the Offer has expired. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the record owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. Purchaser will determine, in its reasonable discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge the Purchasers determination in a court of competent jurisdiction. None of Purchaser, the Depositary, the Information Agent (listed below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the expiration of the Offer or during a Subsequent Offering Period (if any).

The Company has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States Federal income tax purposes. For a summary of the material United States Federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its, his or her own tax adviser regarding the specific tax consequences of the Offer and the Merger to it, him or her in light of its, his or her particular circumstances, including Federal estate, gift and other non-income tax consequences and tax consequences under state, local or non-United States tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Parent and Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary, the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

Call Toll Free: (888) 663-7851

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Call: (212) 816-7837

July 10, 2012